Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 65 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 8, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Founders Funds, Inc. (now known as Dreyfus Founders Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
September 30, 1999